EXHIBIT 99.1

SM ENERGY ANNOUNCES CLOSING OF POWDER RIVER BASIN ASSET SALE
AND PROVIDES ADDITIONAL UPDATES
DENVER, CO March 26, 2018 - SM Energy Company (the “Company”) (NYSE: SM) today announced that it completed the previously announced sale of the majority of its assets in the Powder River Basin for $500 million ($491.5 million net cash proceeds, subject to final purchase price adjustments). Assets sold include approximately 112,200 predominantly contiguous net acres with average December 2017 net production of approximately 2,200 Boe per day (51% oil, 18% NGLs and 31% natural gas). The buyer is Northwoods Operating LLC, a portfolio company of certain funds managed by affiliates of Apollo Global Management, LLC. The effective date of the transaction is October 1, 2017. The Company plans to use proceeds from this divestiture for general corporate purposes, including debt reduction.
ADDITIONAL UPDATES:

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1Q18 Production: Based on the first two months of the quarter, Permian Basin production exceeded plan as new completions came on stronger than expected. Higher Permian Basin production performance was partially offset by downtime at a third party pipeline system in the Eagle Ford. As a result, first quarter production is expected to be closer to the upper end of original guidance (9.5-10.0 MMBoe), with the oil percentage estimated to meet or exceed 40%.

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1Q18 Total Capital Spend: Based on the first two months of the quarter, total capital spend guidance is reiterated at $350 million, which includes an expected 18 net completions in the Midland Basin and five net completions in the Eagle Ford, as well as costs associated with the construction of water handling systems in the RockStar area. Total capital spend for 2018 is expected to approximate $1.27 billion, with higher expenditures in the first half of the year.

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2Q18 Production Preview: Production associated with the Powder River Basin asset sale is removed from net production as of April 1, 2018. During the second quarter, planned flowing completions are expected to increase from the first quarter; however, the vast majority of Permian Basin, and all Eagle Ford, completions are scheduled to come on-line during May and June. Therefore, expected production growth from new wells is primarily projected for late in the quarter and into the third quarter (i.e. capital intensive with most of the production benefit in 3Q18).

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2019 Plan Projections: As previously reported, the Company expects to align cash flow and total capital spend by mid-year 2019. The Company’s plan includes a reduction in total capital spend in 2019 compared to the 2018 total capital spend guidance (by approximately 15%), while delivering significant production growth. The 2019 plan projects a similar number of well completions in 2019 compared with 2018 and a similar Permian Basin DUC count at year-end 2019 compared with 2018. 2019 total capital spend projections include expected lower facilities and sand costs, as well as expected lower drilling and completion costs associated with several wells drilled in 2018 that are expected to come on-line in early 2019.

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President and Chief Executive Officer Jay Ottoson is scheduled to present at IPAA in New York on Monday, April 9, 2018, at 2:05 p.m. Eastern time. The presentation will be audio webcast and accessible from the Company’s Investor webpage at http://ir.sm-energy.com/. An updated investor presentation will be available on the Company’s Investor webpage prior to the presentation.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of securities laws. The words “anticipate,” “budget,” “estimate,” “expect,” “forecast,” “guidance,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things, expected use of divestiture proceeds, financial and operational performance guidance, expectations about future cost inflation, expected lower costs for facilities and sand, and the expected benefits from joint venture arrangements. General risk factors include the availability of and access to capital markets; the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and natural gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2017 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.
SM ENERGY CONTACTS
INVESTORS - Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507